Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

MAP Pharmaceuticals, Inc. Announces Full Exercise of Underwriter’s Option to Purchase

Additional Shares of Common Stock

MOUNTAIN VIEW, Calif., August 29, 2012 /PRNewswire via COMTEX News Network/ — MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced that the underwriter of its recent public offering of common stock fully exercised its option to purchase an additional 582,088 shares of common stock. The issuance of the additional shares has closed, and all of the shares were sold by MAP Pharmaceuticals. The total gross proceeds of the offering (including the proceeds from the offering and the exercise of the option) were approximately $59.8 million, and the total net proceeds were approximately $56.2 million, after deducting underwriting discounts and commissions. MAP Pharmaceuticals intends to use the proceeds from the offering for general corporate purposes and commercialization activities for LEVADEX®, an orally inhaled investigational drug for the acute treatment of migraine.

BofA Merrill Lynch acted as the sole book-running manager for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About MAP Pharmaceuticals

MAP Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing new therapies to address patient needs in neurology. The Company is developing LEVADEX®, an orally inhaled investigational drug for the acute treatment of migraine.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as how MAP Pharmaceuticals intends to use the net proceeds from the offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to the impact of general economic, industry or political conditions in the United States or internationally. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Additional risks and uncertainties relating to MAP Pharmaceuticals and our business can be found under the heading “Risk Factors” in our most recent Form 10-Q filed with the SEC, in other filings that we periodically make with the SEC, and in the prospectus supplement related to the offering filed with the SEC on August 1, 2012. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

CONTACT: Christopher Y. Chai, Sr. Vice President and Chief Financial Officer of MAP Pharmaceuticals, Inc., (650) 386-3107; or media, Lisa Borland, (650) 386-3122, lborland@mappharma.com.

SOURCE MAP Pharmaceuticals, Inc.

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